Exhibit 99.1

*PRESS RELEASE*

Contact:
Robert A. Bedinghaus
Chairman and Chief Executive Officer
(513) 574-3025

Cincinnati Bancorp Announces Expected Closing Date of Conversion Transaction

Cincinnati, OH; January 17, 2020 – Cincinnati Bancorp (OTCPink: CNNB), the holding company for Cincinnati Federal, announced today that all regulatory approvals have been received to close the conversion of CF Mutual Holding Company (the “MHC”) from the mutual holding company to the stock holding company form of organization and the related stock offering by Cincinnati Bancorp, Inc. (“CBI”), the proposed new holding company for Cincinnati Federal.  Closing is expected to occur at the close of business on January 22, 2020.

Cincinnati Bancorp’s common stock is expected to cease trading on the OTC PinkMarket at the close of business on January 22, 2020.  CBI’s common stock is expected to begin trading on the Nasdaq Capital Market under the trading symbol “CNNB” on January 23, 2020.

As a result of the subscription offering that ended on December 12, 2019, CBI expects to sell a total of 1,652,960 shares of common stock at a price of $10.00 per share, which includes 132,237 shares to be sold to Cincinnati Federal’s Employee Stock Ownership Plan.  The subscription offering was oversubscribed in the first priority category by Cincinnati Federal’s eligible depositors as of the close of business on June 30, 2018.  All valid stock orders submitted by eligible depositors will be filled according to the allocation procedures described in CBI’s Prospectus dated November 8, 2019.  Eligible depositors may confirm their allocations online at https://allocations.kbw.com or by contacting the Stock Information Center at 1-(877) 643-8198 (toll-free) between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday, except on bank holidays.  Subscribers whose orders were not filled because of the oversubscription will be mailed refund checks for their subscriptions funds, plus interest, on or about January 22, 2020.

CBI’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), expects to mail Direct Registration System (“DRS”) Book-Entry statements for shares purchased in the subscription offering, and interest checks and refund checks for subscribers not receiving any or all shares subscribed for, on or about January 22, 2020.

As part of the conversion transaction, each outstanding share of Cincinnati Bancorp owned as of the closing date by public stockholders of Cincinnati Bancorp (stockholders other than the MHC) will be converted into shares of CBI common stock.  Cash will be issued in lieu of a fractional share based on the offering price of $10.00 per share.  Approximately 2,975,625 shares of CBI common stock are expected to be outstanding after the completion of the stock offering and the exchange offering, before accounting for adjustments for fractional shares.

AST expects to mail DRS Book-Entry statements for shares of CBI common stock issued in exchange for shares of Cincinnati Bancorp common stock, plus checks for fractional shares, on or about January 22, 2020.  Cincinnati Bancorp stockholders holding their shares in street name will receive their shares of CBI common stock within their accounts automatically.

Luse Gorman, PC has acted as legal counsel to the CBI, the MHC, Cincinnati Bancorp and Cincinnati Federal.  Keefe, Bruyette & Woods, Inc., a Stifel Company, has acted as marketing agent for CBI in connection with the subscription offering, and Vorys, Sater, Seymour and Pease LLP has acted as legal counsel to Keefe, Bruyette & Woods, Inc., a Stifel Company.

Legal Disclosures

A registration statement relating to the common stock has been filed with the Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.

The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Disclosures Concerning Forward Looking Statements

This press release contains certain forward-looking statements about the reorganization and subscription offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in closing the conversion and stock offering; possible unforeseen delays in delivering DRS Book-Entry statements or refund and interest checks; and/or delays in the start of trading due to market disruptions or otherwise.